Exhibit 99.1

Inventure Foods Finalizes Acquisition of Willamette Valley Fruit Company’s Berry Processing Business

PHOENIX — June 3, 2013 — Inventure Foods, Inc. (Nasdaq: SNAK) (“Inventure” or the “Company”), a leading specialty food marketer and manufacturer, announced the completion on May 28, 2013 of an acquisition of the berry processing business of Willamette Valley Fruit Company, LLC, a family owned business located in Salem, Oregon (“WVFC”).  The purchased assets include the berry processing equipment assets (including a new Individually Quick Frozen (IQF) tunnel), long term building and ground leases (including additional improvements currently being installed), and other intellectual property and inventory rights.

As consideration for the acquisition, Inventure assumed certain liabilities relating to existing business contracts arising after the closing date and paid an aggregate amount of $9.5 million in cash, a portion of which is being held back to secure post-closing purchase price adjustments and indemnity claims.  An additional amount of up to $3.0 million is payable as contingent consideration in the form of an earn-out if certain performance thresholds are met during the period of up to 7 years following the closing.

Headquartered in Oregon, WVFC has become one of the Pacific Northwest’s leading processors of high-quality berry products.  Each summer, WVFC processes an average of 13 million pounds of fruit, including strawberries, raspberries, boysenberries, blueberries, cranberries and a variety of blackberries including a local favorite, Marionberries.

“We are delighted to have finalized this acquisition,” said Terry McDaniel, Chief Executive Officer of Inventure Foods, Inc.  “This transaction further underscores our commitment to providing healthy food options to consumers and will help us meet the growing demand for our frozen berries.  The acquired business is well positioned within the Oregon berry community, and we look forward to strengthening our ties with the grower community. We are also excited about the additional capabilities this acquisition will bring and look forward to further diversifying our geographic footprint.”

“Dave Dunn will continue to lead our new organization.  Dave has been very instrumental in leading the success of Willamette Valley Fruit.  We are very pleased to work with Dave and his excellent team providing resources and capital to ensure we together continue growing our healthy fruit business,” concluded Mr. McDaniel.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods, Inc. (Nasdaq: SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Seattle’s Best Coffee®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins® and Bob’s Texas Style®.  For further information about Inventure Foods, please visit www.inventurefoods.com.

About Willamette Valley Fruit Company

Willamette Valley Fruit Company, LLC was started in 1999 by the Gerald Roth family, which has been growing berries locally in Salem, Oregon for three generations.  What began in 1999 as a small frozen processing operation has quickly turned into WVFC being one of the Pacific Northwest’s leading processors of high-quality berry products.  WVFC is a family-owned business, not a cooperative, but works closely with 20-30 local growers each year in order to supply each market.  Though the majority of the fruit is flash-frozen (IQF), the Company also makes purees, straight-pack products and drum stock.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

Contact:
Steve Weinberger

623-932-6200

ir@inventurefoods.com